Exhibit 21.1

Subsidiary	Jurisdiction

ART Advanced Recognition Technologies, Inc.	Delaware
BeVocal LLC	Delaware
Caere Corporation	Delaware
Csonka Acquisition LLC	Delaware
Dictaphone Corporation	Delaware
Focus Infomatics, Inc.	Delaware
Locus Dialogue Technologies USA, Inc.	Delaware
Mobile Voice Control LLC	Delaware
Nuance Communications LLC	Delaware
Nuance Communications International, Inc.	Delaware
Phonetic Systems Inc.	Delaware
Rhetorical, Inc.	Delaware
SpeechWorks International, Inc.	Delaware
VoiceSignal Technologies, Inc.	Delaware
Commissure Inc.	New York
Tegic Communications, Inc.	Washington
Nuance Communications Australia Pty Ltd	Australia
Dictaphone Pty Ltd.	Australia
Nuance Communications International BVBA	Belgium
Dictaphone NV	Belgium
Nuance Communications Ltd.	Brazil
BlueStar Resources Limited	British Virgin Islands
BlueStar Options, Inc.	British Virgin Islands
SpeechWorks BVI Ltd.	British Virgin Islands
1448451 Ontario Inc.	Canada
Dictaphone Canada 1995 Inc.	Canada
Nuance Communications Canada Inc.	Canada
Nuance Communications Montreal Limited	Canada
Nuance Communications France Sarl	France
Dictaphone Deutschland GmbH	Germany
Nuance Communications Aachen GmbH	Germany
Nuance Communications Germany GmBH	Germany
ScanSoft FSC	Guam
Nuance Communications Hong Kong Limited	Hong Kong
Caere Kft	Hungary
Nuance Recognita Corp.	Hungary
Focus InfoSys India Private Limited	India
Phonetic Systems Ltd.	Israel
Nuance Communications Israel, Ltd.	Israel
Nuance Communications Italy Srl	Italy
Nuance Communications Japan KK	Japan
Nuance Communications Netherlands BV	Netherlands
Rhetorical Systems Limited	Scotland
Rhetorical Group plc	Scotland
SpeechWorks Asia Pacific Pte Ltd.	Singapore
Nuance Communications Sweden, A.B	Sweden
ScanSoft Taiwan	Taiwan
Dictaphone Company Limited	UK
Dictaphone International Limited	UK
Nuance Communications UK Limited	UK
Nuanso Limited	UK